CONSULTANT AGREEMENT

This Agreement is made and entered into as of the 21st day of April, 2004 between Silverado Gold Mines Ltd. (the “Company”) and CEOcast, Inc. (“Consultant”).

     In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.  Purpose. The Company hereby employs the Consultant during the Term (as defined below) to render consulting advice to the Company and its investors in connection with investor relations and similar matters, upon the terms and conditions as set forth herein.

2.  Term. This Agreement shall be effective for a five-month period (the “Term”) commencing on the date hereof.

3.  Duties of Consultant. During the term of this Agreement, the Consultant shall provide the Company with the services described on Exhibit A hereto which is attached hereto and made a part hereof. Notwithstanding the foregoing, it is understood and acknowledged by the parties that the Consultant: (a) shall perform its analysis and reach its conclusions about the Company independently; and (b) shall not render advice and/or services to the Company in any manner, directly or indirectly, that is in connection with the offer or sale of securities in a capital raising transaction or that could result in market making.

4.  Compensation. For services to be rendered by the Consultant hereunder, the Consultant shall receive, upon the signing of the Agreement, $40,000 and 750,000 fully-paid non-assessable shares of the Company’s common stock. Company shall grant Consultant “piggyback” registration rights and shall register Consultant’s shares, at Company’s expense, in connection with its next registration of securities.

5.  Further Agreements. Company will have approval over all correspondence Consultant shall issue on the Company’s behalf. When disseminating press releases, Consultant shall not alter press release in any way.

6.  Confidentiality. Consultant acknowledges that as a consequence of its relationship with the

Company, it may be given access to confidential information which may include the following types of information; financial statements and related financial information with respect to the Company (the “Confidential Financial Information”), trade secrets, products, product development, product packaging, future marketing materials, business plans, certain methods of operations, procedures, improvements, systems, customer lists, supplier lists and specifications, and other private and confidential materials concerning the Company’s business (collectively, “Confidential Information”).

Consultant covenants and agrees to hold such Confidential Information strictly confidential and shall only use such information solely to perform its duties under this Agreement, and Consultant shall refrain from allowing such information to be used in any way for its own private or commercial purposes. Consultant shall also refrain from disclosing any such Confidential Information to any third parties. Consultant further agrees that upon termination or expiration of this Agreement, it will return all Confidential Information and copies thereof to the Company and will destroy all notes, reports and other material prepared by or for it containing Confidential Information. Consultant understands and agrees that the Company might be irreparably harmed by violation of this Agreement and that monetary damages may be inadequate to compensate the Company. Accordingly, the Consultant agrees that, in addition to any other remedies available to it at law or in equity, the Company shall be entitled to injunctive relief to enforce the terms of this Agreement.

Severability. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

7.  Governing Law; Venue; Jurisdiction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without reference to principles of conflicts or choice of law thereof. Each of the parties consents to the jurisdiction of the U.S. District Court sitting in Utah in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens. to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this

Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at it address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. Each party waives its right to a trial by jury.

8. Miscellaneous.

(a)
Any notice or other communication between parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, if to the Consultant, addressed to it at 55 John Street, 11th Floor, New York, New York 10038, Attention: Administrator, facsimile number : (212) 732-1131, or to Silverado Gold Mines Ltd., 1111 West Georgia Street, Suite 505, Vancouver, B.C., V6E4 Canada at such address as may hereafter be designated in writing by one party to the other. Any notice or other communication hereunder shall be deemed given three days after deposit in the mail if mailed by certified mail, return receipt requested, or on the day after deposit with an overnight courier service for next day delivery, or on the date delivered by hand or by facsimile with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated above (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received).

(b)
This Agreement embodies the entire Agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior arrangements and understandings related to the central subject matter hereof.

(c)	This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

(d)
This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

SILVERADO GOLD MINES LTD.

By: /s/ Garry L. Anselmo
President

CEOCAST, INC.

By: /s/ Michael Wachs
President

1. Interviews on ceocast.com that will be distributed to over 275,000 mining and energy investors.

2. Distribution of every press release to over 275,000 opt-in mining and energy investors.

3. Company covered in our weekly newsletter every week during the program. The newsletter is distributed to over 1.6 million investors and 244 brokerage firms.

4. Company featured on the Home Page of ceocast.com for one week.

5. Company news featured on the Home Page of the ceocast.com in the Special News Ticker.

6. Calls to 200 brokers on each press release.

7. Market surveillance.

8. Investor line.

9. Maintenance of Company investor databases.